Exhibit 99.1

ARMSTRONG FLOORING REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter 2020 Highlights

•	Net Sales of $145.6 Million

•	Net Loss of $6.3 Million and Adjusted Net Loss of $5.1 Million

•	Adjusted EBITDA of $6.9 Million

•	Amended the ABL credit facility and entered into a new $70 million term loan facility to further strengthen capital resources

Lancaster, PA, July 22, 2020. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the second quarter ended June 30, 2020.

Michel Vermette, President and Chief Executive Officer, commented, “Our second quarter results reflect the focused execution of our strategic plan during these challenging times. Since April, our top line performance improved month-over-month throughout the quarter as demand for our critical products began to recover. We are encouraged by improving end market trends and an overall positive response from our customers as we continue to streamline new product introductions and strengthen our service capabilities. As we look to the balance of 2020, our focus remains on expanding our reach within our addressable flooring market, simplifying our processes, and strengthening our competitive position while being mindful that extended shelter-in-place orders may continue to have an evolving impact on near term flooring demand. However, I am confident in our ability to continue improving our operations and with our recently enhanced liquidity position we are now better situated to execute our business transformation.”

Second Quarter 2020 Results Compared with Second Quarter 2019 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended June 30,
	2020	2019	Change
Net sales	$145.6	$177.7	(18.1%)
Operating (loss) income	($5.6)	$3.7	N/M
Net (loss) income	($6.3)	$14.7	N/M

Diluted (loss) earnings per share	($0.29)	$0.56	N/M

Adjusted EBITDA	$6.9	$20.0	(65.7%)
Adjusted EBITDA margin	4.7%	11.3%	(660 bps )
Adjusted net (loss) income	($5.1)	$9.4	N/M
Adjusted diluted (loss) earnings per share	($0.23)	$0.36	N/M

In the second quarter of 2020, net sales decreased 18.1% to $145.6 million from $177.7 million in the second quarter of 2019, including an adverse currency impact of 80 basis points. The decrease in net sales was primarily attributable to lower volumes due to the COVID-19 pandemic and shelter-in-place related business disruptions, including the temporary closing of many independent customer retail locations and the postponement of certain commercial projects, partially offset by increased activity with home centers.

The net loss in the second quarter of 2020 was $6.3 million, or diluted loss per share of $0.29, as compared to net income of $14.7 million, or diluted earnings per share of $0.56, in the prior year quarter. Adjusted net loss was $5.1 million, or adjusted diluted loss per share of $0.23, as compared to adjusted net income of $9.4 million, or adjusted diluted earnings per share of $0.36, in the prior year quarter.

Second quarter 2020 adjusted EBITDA was $6.9 million, as compared to adjusted EBITDA of $20.0 million in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales and higher SG&A expense, partially offset by reduced input costs.

Liquidity and Capital Resources Update

In June 2020, the Company amended its senior secured asset-based revolving credit facility, modifying the facility size to $90 million with a maturity date in 2023. Additionally, in June 2020 the Company entered into a $70 million term loan facility that matures in 2025 to further strengthen its capital resources for business transformation and growth initiatives.

At June 30, 2020, the Company had cash of $34.1 million and total liquidity of approximately $120.7 million including cash plus availability under its credit facilities. The Company expects the facilities to provide ample financial resources to effectively execute its near and long-term objectives.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Wednesday, July 22, 2020 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast.

For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13706761.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is a leading manufacturer of resilient products across North America. The company safely and responsibly operates eight manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Gregory D. Waina

Interim Chief Financial Officer

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended June 30,
	2020	2019
Net sales	$145.6	$177.7
Cost of goods sold	120.9	141.5

Gross profit	24.7	36.2
Selling, general, and administrative expense	30.3	32.5

Operating (loss) income	(5.6)	3.7
Interest expense	1.2	0.9
Other (income) expense	(0.5)	0.2

(Loss) income from continuing operations before income taxes	(6.3)	2.6
Income tax (benefit)	—	(2.7)

(Loss) income from continuing operations	(6.3)	5.3
Gain on disposal of discontinued operations	—	9.4

Net income from discontinued operations	—	9.4

Net (loss) income	$(6.3)	$14.7

Weighted average number of common shares outstanding - Basic	21.9	26.1

Basic (loss) earnings per share of common stock	$(0.29)	$0.56

Weighted average number of common shares outstanding - Diluted	21.9	26.1

Diluted (loss) earnings per share of common stock	$(0.29)	$0.56

Consolidated Balance Sheet

(Dollars in millions)

	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash	$34.1	$27.1
Accounts and notes receivable, net	45.0	36.1
Inventories, net	122.3	111.6
Other current assets	12.7	10.7

Total current assets	214.1	185.5
Property, plant, and equipment, net	266.6	277.2
Other non-current assets	35.0	39.5

Total assets	$515.7	$502.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$114.9	$104.4
Short-term debt and current installments of long-term debt	5.3	0.2

Total current liabilities	120.2	104.6
Long-term debt	62.7	42.5
Postretirement benefit liabilities	57.5	59.7
Pension benefit liabilities	12.6	16.0
Other long-term liabilities	10.9	11.1

Total liabilities	263.9	233.9
Total stockholders’ equity	251.8	268.3

Total liabilities and stockholders’ equity	$515.7	$502.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the Company’s U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

(Dollars in millions except per share data)
	Three Months Ended June 30,
	2020	2019
Net (loss) income	($6.3)	$14.7
Net income from discontinued operations	—	(9.4)
Interest expense	1.2	0.9
Other (income) expense	(0.5)	0.2
Income taxes	—	(2.7)

Operating (loss) income	(5.6)	3.7
Depreciation and amortization	10.3	11.0
Expenses related to cost reduction initiatives, special projects, and plant closures	1.5	4.7
U.S. pension expense	0.6	0.6

Adjusted EBITDA	$6.9	$20.0

	Three Months Ended June 30,
	2020		2019
	$ million	Per diluted share	$ million	Per diluted share
Net (loss) income	($6.3)	($0.29)	$14.7	$0.56
Expenses related to cost reduction initiatives, special projects, and plant closures, including accelerated depreciation	1.5		4.7
U.S. pension expense	0.6		0.6
Other (income) expense	(0.5)		0.2
Tax impact of adjustments at statutory rate	(0.4)		(1.4)
Net income from discontinued operations	—		(9.4)

Adjusted net (loss) income	($5.1)	($0.23)	$9.4	$0.36

Rows and columns may not foot due to rounding.

Category: Earnings

5